Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

By this Executive Severance Agreement dated January 25, 2018 (“Agreement”), Pier 1 Imports, Inc. and its affiliates and subsidiaries (herein “Pier 1 Imports” and/or “Company”), and Nancy A. Walsh (“Executive”), intending to be legally bound, and for good and valuable consideration, agree as follows:

1.             Effect of Severance.

(a)        Severance Benefits. If Executive is involuntarily terminated without “Cause” or Executive voluntarily terminates Executive’s employment for “Good Reason” (as such terms are defined in Section 2 below), Executive shall be entitled to the benefits described in subsection (i) and (ii) below (collectively referred to herein as “Severance Benefits”). Executive shall not be entitled to the Severance Benefits if Executive’s employment terminates for any other reason, including due to death or “Disability” (as defined in Section 2 below). Executive shall also not be entitled to Severance Benefits if Executive does not meet all of the other requirements under this Agreement, including under subsection 1(c). The date Executive’s employment terminates for any reason under this Agreement is referred to as the “Date of Termination.”

(i)          Continuation of Salary.

(1)                Pier 1 Imports shall pay Executive cash severance equal to one times Executive’s annual base salary rate in effect as of the Date of Termination. Subject to subsection (a)(i)(2) below, payment of such amount (“Salary Continuation”) shall commence on Executive’s “Separation from Service” (as defined in Section 2 below) and shall be paid in substantially equal installments on each regular salary payroll date for a period of twelve (12) months following the Date of Termination (“Salary Continuation Period”), except as otherwise provided in this Agreement.

Notwithstanding the foregoing, the Pier 1 Imports obligations under this subsection (a)(i)(1) shall be reduced on a dollar-for-dollar basis (but not below zero), by the amount, if any, of fees, salary or wages that Executive earns from a subsequent employer (including those arising from self-employment) during the Salary Continuation Period. For avoidance of doubt, Executive shall not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement in order to mitigate Salary Continuation. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with subsection 1(c) below) by the deadline specified therein, Salary Continuation payments shall terminate and forever lapse, and Executive shall be required to reimburse Pier 1 Imports for any portion of the Salary Continuation paid during the Salary Continuation Period.

(2)                Notwithstanding anything in this subsection (a)(i) to the contrary, if the Salary Continuation payable to Executive in accordance with subsection (a)(i)(1) above during the first six (6) months after Executive’s Separation from Service would exceed the “Section 409A Threshold” and if as of the date of the Separation from Service Executive is a “Specified Employee” (as such terms are defined in Section 2 below), then, payment shall be made to Executive on each regular salary payroll date during the first six (6) months of the Salary Continuation Period until the aggregate amount received equals the Section 409A Threshold. Any portion of the Salary Continuation in excess of the Section 409A Threshold that would otherwise be paid during such first six (6) months, or any portion of the Salary Continuation that is otherwise subject to Section 409A, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service.

(3)                All Salary Continuation payments (described under this subsection (a)(i)) will terminate and forever lapse in the event of Executive’s breach of this Agreement (in accordance with Section 12 below), and Executive shall be required to reimburse Pier 1 Imports for any portion of the Salary Continuation paid during the Salary Continuation Period.

(ii)       Outplacement.

As of Executive’s Separation from Service, Executive will be immediately eligible for reasonable outplacement services at the expense of Pier 1 Imports. Pier 1 Imports and Executive will mutually agree on which outplacement firm, among current vendors used by Pier 1, will provide these services. Such services will be provided for up to twelve (12) months from the Separation from Service or until employment is obtained, whichever occurs first. Outplacement benefits described in this subsection (a)(ii) will terminate and forever lapse in the event of Executive’s breach of this Agreement (in accordance with Section 12 below).

(iii)      Other.

(1)                In addition to the foregoing Severance Benefits, a lump sum payment will be made to Executive within ten (10) business days following the Date of Termination in an amount equal to the sum of any base salary and any unused vacation benefits that have accrued through the Date of Termination to the extent allowable pursuant to the Company’s policies and which have not already been paid. No vacation benefits will accrue during the Salary Continuation Period.

(2)                Notwithstanding the foregoing and anything herein to the contrary, in the event of Executive’s death during the Salary Continuation Period, any unpaid portion of the Salary Continuation payable in accordance with subsection (a)(i) above shall be paid in a lump sum, within sixty (60) days of death (and no later than such amounts would have been paid absent death), to Executive’s estate.

(b)        Impact of Termination on Certain Other Plans/Programs.

(i)      Annual Incentive Plan.

Upon Executive’s Date of Termination, Executive’s entitlement to any award under any applicable short-term cash incentive program (“STI”) sponsored by Pier 1 Imports shall be determined in accordance with the terms and conditions of the applicable STI award letter and governing plan document regarding termination of employment.

(ii)     Long-Term Equity Incentive Program(s).

Upon Executive’s Date of Termination, Executive’s entitlement to any award granted to Executive under a long-term equity incentive program (“LTI”) sponsored by Pier 1 Imports, including any unvested options, restricted stock or other equity award granted to Executive, shall be determined in accordance with the terms and conditions of the applicable award agreement and governing plan document regarding termination of employment.

(c)            Upon Executive's Date of Termination (whether initiated by Pier 1 Imports or Executive) potentially entitling Executive to Severance Benefits, Executive will execute a binding general release and waiver of claims ("General Release and Waiver") in a form substantially similar to the attached sample. If the General Release and Waiver is not signed within the time specified in the General Release and Waiver or is signed but subsequently revoked, Executive will not continue to receive any Severance Benefits otherwise payable under subsection 1(a) above. Further, Executive shall be obligated to reimburse Pier 1 Imports for any portion of (i) the Salary Continuation paid during the Salary Continuation Period under subsection (1)(a)(i) herein. A sample of this General Release and Waiver is provided as Exhibit A to this Agreement.

(d)            Post-Termination Forfeiture of Severance Benefits. If Pier 1 Imports determines after Executive’s Date of Termination that Executive engaged in activity during employment with Pier 1 Imports that constituted Cause, Executive shall immediately cease to be eligible for Severance Benefits and shall be required to reimburse Pier 1 Imports for any portion of the Salary Continuation paid to Executive and for the cost of other Severance Benefits received by Executive during the Salary Continuation Period.

2.             Definitions. For purposes of this Agreement, each capitalized term in this Agreement is either defined in the section, exhibit or appendix in which it first appears or in this Section 2. The following capitalized terms shall have the definitions as set forth below:

(a)        “Cause” shall mean a good faith determination by the Board of Directors of Pier 1 Imports, Inc. (“Board”) that any of the following has occurred: (i) the Executive’s material or habitual failure to follow the reasonable and lawful directions of any superior officer of the Company, provided the direction(s) is not materially inconsistent with the duties or responsibilities of the Executive’s position, or to perform her duties with the Company (other than any such failure resulting from the Executive’s Disability) which failure is not cured within ten (10) days after a written demand for performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has materially or habitually failed to perform the Executive’s duties; (ii) the Executive’s charge with, indictment for, conviction of, or entry of a plea of guilty or nolo contendere or no contest with respect to: (a) any felony, or any misdemeanor involving dishonesty or moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company, or (b) any crime connected with the business of the Company; (iii) the Executive’s engaging in any gross negligence or gross misconduct in connection with the performance of her duties hereunder, which is, or is likely to be, materially injurious to the Company, its financial condition, or its reputation; (iv) the Executive’s commission of or engagement in any act of fraud, misappropriation, material dishonesty, or embezzlement, whether or not such act was committed in connection with the business of the Company; (v) the Executive’s breach of fiduciary duty, breach of any of the covenants set forth in Section 6 of this Agreement, or material breach of any other provisions of this Agreement; or (vi) the Executive’s violation of the Company’s policy against harassment, its equal employment opportunity policy, or the Company’s code of business conduct, or a material violation of any other policy or procedure of the Company.

(b)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)            “Disability” shall mean disability as defined under the Pier 1 Imports long-term disability plan (regardless of whether the Executive is a participant under such plan).

(d)        “Good Reason” shall mean, without Executive’s written consent, (i) a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary and target STI award as a percentage of base salary from those in effect as of the date of this Agreement; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive is required to perform Executive’s duties as of the date of this Agreement; or (iv) any other action or inaction that constitutes a material breach of the terms of this Agreement by Company, including failure of a successor company to assume or fulfill the obligations under this Agreement.  Notwithstanding the foregoing or anything to the contrary contained herein, the Company’s compliance with the “Employment Term Sheet” for Executive under cover of the offer letter dated December 29, 2017 shall not result in any reduction under this paragraph. In each case, Executive must provide Pier 1 Imports with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event, and Pier 1 Imports shall have the right to remedy such event within sixty (60) days after receipt of Executive’s written notice (“the sixty (60) day period”). If Pier 1 Imports remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Executive's right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If Pier 1 Imports does not remedy the Good Reason event within the sixty (60) day period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date Pier 1 Imports notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (and Executive's right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist.  Notwithstanding the foregoing, if Executive fails to provide written notice to Pier 1 Imports of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Executive's right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the thirty-first (31st) day following the later of its occurrence or Executive’s knowledge thereof.

(e)          “Section 409A Threshold” shall mean an amount equal to two times the lesser of (i) Executive's base salary for services provided to Pier 1 Imports as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; or (ii) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which the Executive has a Separation from Service. In all events, this amount shall be limited to the amount specified under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any successor thereto.

(f)            “Separation from Service” shall mean a “separation from service” with Pier 1 Imports within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any retirement plan (including pension plans and 401(k) savings plans) maintained by Pier 1 Imports and to which Executive is a participant.

(g)            “Specified Employee” shall mean a “specified employee” under Code Section 409A (and regulations issued thereunder).

3.             Intellectual Property Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at Pier 1 Imports, provided such invention or expression of an idea relates to the business of Pier 1 Imports, or relates to actual or demonstrably anticipated research or development of Pier 1 Imports, or results from any work performed by Executive for or on behalf of Pier 1 Imports, are hereby assigned to Pier 1 Imports, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to Pier 1 Imports. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

4.            Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond employment itself and beyond what Pier 1 Imports is otherwise obligated to provide.  In consideration of the opportunity for the Severance Benefits, and other good and valuable consideration, including such consideration as is set forth in the offer letter presented to Executive (and executed by Executive and Pier 1 Imports), Executive agrees to the following:

(a)            Non-Disclosure of Confidential Information and Return of Property.  Executive acknowledges and agrees to be bound by the following, whether or not Executive receives any Severance Benefits under this Agreement:

(i)         Non-Disclosure of Confidential Information.

Pier 1 Imports agrees that during Executive’s employment with Pier 1 Imports, Pier 1 Imports shall give Executive access to Confidential Information.  Executive agrees that she shall not, directly or indirectly, use any Confidential Information on her own behalf or on behalf of any person or entity other than Pier 1 Imports, or reveal, divulge, or disclose any Confidential Information to any person or entity not expressly authorized by Pier 1 Imports to receive such Confidential Information.  This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information.  Executive further agrees that she shall fully cooperate with Pier 1 Imports in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Pier 1 Imports’ rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.  Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (A) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide Pier 1 Imports with prompt notice of such requirement so that Pier 1 Imports may seek an appropriate protective order prior to any such required disclosure by Executive; (B) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of Pier 1 Imports to make any such reports or disclosures and shall not be required to notify Pier 1 Imports  that Executive has made such reports or disclosures; (C) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (D) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)         Definition of Confidential Information.

“Confidential Information” means any and all data and information relating to Pier 1 Imports, its activities, business, or customers that (i) is disclosed to Executive or of which Executive becomes aware as a consequence of her employment with Pier 1 Imports; (ii) has value to Pier 1 Imports; and (iii) is not generally known outside of Pier 1 Imports.  “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning Pier 1 Imports: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; listings of customers, buying agents, vendors and manufacturers; customer, buying agent, vendor and manufacturer files, data and financial information; details of customer, buying agent, vendor and manufacturer contracts; current and anticipated customer, buying agent, vendor and manufacturer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information.  “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of Pier 1 Imports, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of Pier 1 Imports.  In addition to data and information relating to Pier 1 Imports, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to Pier 1 Imports by such third party, and that Pier 1 Imports has a duty or obligation to keep confidential.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Pier 1 Imports.

(iii)            Return of Materials.

Executive agrees that she will not retain or destroy (except as set forth below), and will immediately return to Pier 1 Imports on or prior to the Date of Termination, or at any other time Pier 1 Imports requests such return, any and all property of Pier 1 Imports that is in her possession or subject to her control, including, but not limited to, customer, buying agent, vendor and manufacturer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to Pier 1 Imports and its business (regardless of form, but specifically including all electronic files and data of Pier 1 Imports), together with all Confidential Information belonging to Pier 1 Imports or that Executive received from or through her employment with Pier 1 Imports.  Executive will not make, distribute, or retain copies of any such information or property.  To the extent that Executive has electronic files or information in her possession or control that belong to Pier 1 Imports or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Date of Termination, or at any other time Pier 1 Imports requests, Executive shall (A) provide Pier 1 Imports with an electronic copy of all of such files or information (in an electronic format that readily accessible by Pier 1 Imports); (B) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Pier 1 Imports owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (C) provide a written certification to Pier 1 Imports that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

(b)            Non-Recruitment of Employees and Independent Contractors.  During Executive’s employment with Pier 1 Imports and for twelve (12) months following the Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, whether on her own behalf or as a principal or representative of any other person or entity, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of Pier 1 Imports to terminate his/her employment or other relationship with Pier 1 Imports or to enter into employment or any other kind of business relationship with Executive or any other person or entity.

(c)            Non-Competition.  During Executive’s employment with Pier 1 Imports and for twelve (12) months following the Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, within the United States, directly or indirectly, engage, either as a principal, management employee, partner, consultant, officer, director or investor (other than a less-than-1% stock interest in a corporation), in a business which is a competitor of the Company. For purposes of this subsection 4(c), a business shall be deemed a “competitor” of the Company if it engages in the commerce of a Specialty Home Fashions or Furniture Business or of an Off-Price Home Fashions or Furniture Business, whether through stores (retail or wholesale), on-line e-commerce or any combination thereof.

The term “Specialty Home Fashions or Furniture Business” shall mean a business (however organized or conducted, including any on-line e-commerce operations) that operates retailing of conventional or full-markup predominantly of its own branded merchandise consisting of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company during the Executive’s employment, that is manufactured specifically for the business, requires a significant degree of handcraftsmanship and is mostly imported from foreign suppliers.  By way of illustration, a “Specialty Home Fashions or Furniture Business” shall include such businesses as the Company, Restoration Hardware, Inc., Kirkland’s, Inc., Williams-Sonoma, Inc., Pottery Barn, Inc. and Bed, Bath & Beyond, Inc. and stores under the names “World Market,” “Cost Plus,” “Cost Plus World Market,” “Crate & Barrel,” “Home Goods,” “IKEA,” “Wayfair,” “Hayneedle,” and “At Home.”

The term “Off-Price Home Fashions or Furniture Business” shall mean a business (however organized or conducted, including any on-line e-commerce operations) that operates retailing of predominantly branded and/or designer merchandise of third parties consisting of home fashions and/or furnishings at prices significantly less than or discounted from those of specialty stores and/or department stores.  By way of illustration, an “Off-Price Home Fashions or Furniture Business” shall include such businesses as The TJX Companies, Inc. and Ross Stores, Inc.

The Company may from time to time prior to, and during the thirty (30) days following, any Date of Termination, by written notice to the Executive, for purposes of clarification, add to the list of illustrative examples of a Specialty Home Fashions or Furniture Business and an Off-Price Home Fashions or Furniture Business set forth in this subsection 4(c) the names of other companies or businesses meeting the definitions of such terms.

5.            Enforcement of Protective Covenants.

(a)            Rights and Remedies Upon Breach.  The parties specifically acknowledge and agree that the remedy at law for any breach of the restrictions in Section 4 of this Agreement (the “Protective Covenants”) will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Protective Covenants, Pier 1 Imports shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to Pier 1 Imports and that money damages would not provide an adequate remedy to Pier 1 Imports.  Executive understands and agrees that if she violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of effectiveness of the Protective Covenants.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Pier 1 Imports at law or in equity.  Pier 1 Imports’ ability to enforce its rights under the Protective Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

(b)            Severability and Modification of Covenants.  Executive acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects.  The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law.  Each of the Protective Covenants shall be considered and construed as a separate and independent covenant.  Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant.  If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of Pier 1 Imports’ legitimate business interests and may be enforced by Pier 1 Imports to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

6.            Non-Disparagement.  Executive shall not (i) in any way publicly disparage Pier 1 Imports or its equity holders, officers, directors, employees or agents, (ii) cause embarrassment or public humiliation to such entities or persons, or (iii) make any public statement that is adverse, inimical or otherwise detrimental to the interests of any such entities or persons.  This Section 6 shall not in any way limit any of Executive’s rights that are expressly reserved in the final sentence of Section 4(a)(i), or in any way limit Executive’s ability to provide truthful testimony or information in response to a subpoena, court or arbitral order, or valid request by a government entity, or as otherwise required by law.

7.            Cooperation.  Executive agrees, without receiving additional compensation, to fully and completely cooperate with Pier 1 Imports, both during and after her period of employment with Pier 1 Imports (including any Salary Continuation Period), with respect to matters that relate to Executive’s period of employment, in all investigations, potential litigation or litigation in which Pier 1 Imports is involved or may become involved, other than any such investigations, potential litigation or litigation between Pier 1 Imports and Executive.  Pier 1 Imports will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

8.            Existing Covenants.  Executive represents and warrants that her employment with Pier 1 Imports does not and will not breach any agreement that Executive has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer.  Executive will not disclose to Pier 1 Imports or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Executive.

9.            Disclosure of Agreement.  Executive acknowledges and agrees that, during the twelve (12) months following the Date of Termination, she will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender.  Executive further agrees that Pier 1 Imports shall have the right to make any such prospective employer, business partner, investor or lender of Executive aware of the existence and terms of this Agreement.

10.          Employment Status.  Nothing in this Agreement shall be construed as a commitment, guarantee, agreement, or understanding of any kind or nature that Pier 1 Imports will continue to employ Executive, nor will this Agreement affect in any way the right of Pier 1 Imports or Executive to terminate Executive’s employment at any time and for any reason, with or without Cause (unless otherwise agreed to by the parties separately in writing).  Executive acknowledges and agrees that she is an “at will” employee.

11.          Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Pier 1 Imports or Executive in any instance shall not be deemed a waiver of any breach or suspected breach of such provision in the future.

12.          Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including without limitation the Protective Covenants (Section 4) and the non-disparagement provision (Section 6) of this Agreement, the obligation of Pier 1 Imports to pay Salary Continuation or to provide other Severance Benefits under this Agreement will immediately cease and any Salary Continuation payments already received and the value of any other Severance Benefits already received will be returned by Executive to Pier 1 Imports. The parties agree that if they become involved in legal action regarding an alleged breach of this Agreement by Executive or the enforcement of the Protective Covenants, the prevailing party in such legal action will be entitled, in addition to any other remedy, to recover from the non-prevailing party its or her reasonable costs and attorneys’ fees incurred in connection with such legal action.

13.          Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

14.          Governing Law. This Agreement will be governed under the internal laws of the state of Texas without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Texas shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

15.          Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment, termination of employment or Salary Continuation Period (if any) be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

16.          Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, programs, policy, practice or other Pier 1 Imports’ document, then the provisions of this Agreement will control, except as otherwise precluded by law.

17.          Entire Agreement. This Agreement, including any exhibits or appendices hereto along with the offer letter to which this Agreement is attached, contains and comprises the entire understanding and agreement between Executive and Pier 1 Imports and fully supersedes any and all prior agreements or understandings between Executive and Pier 1 Imports with respect to the subject matter contained herein, and may be amended only by a writing signed by both parties.

18.          Tax Withholding. Any compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

19.          Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:                  At the most recent address on file at Pier 1 Imports

If to Pier 1 Imports:                  Pier 1 Imports, Inc.
   100 Pier 1 Place
   Fort Worth, Texas 76102
   Attention: General Counsel

20.            Employing Subsidiary.  Executive may serve as an executive officer of Pier 1 Imports, Inc. and will serve as an executive officer and employee of the Company’s wholly owned subsidiary, Pier 1 Services Company, a Delaware statutory trust (“Pier 1 Services”).  All payments of cash compensation to Executive in connection with her employment and any other cash payments called for under this Agreement or owing to Executive in connection with her employment will be paid by Pier 1 Services.

21.            Assignment. Pier 1 Imports may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Pier 1 Imports and Executive or between any successor or assignee of Pier 1 Imports or affiliate thereof and Executive.

22.            Code Section 280G.  Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment or distribution of any type to or for Executive by the Company (or any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder)), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments.  The determination of whether the Total Payments shall be reduced and the amount of such reduction shall be determined by an accounting firm selected by Executive and the Company, such accounting firm’s expenses shall be paid for by Pier 1 Services, and such accounting firm’s determination shall be final and binding upon Executive and the Company.

23.            Code Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent.

24.            Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, Executive and Pier 1 Imports, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the latest date set forth below. The effective date shall be inserted in the preamble paragraph of the beginning of this Agreement.

COMPANY                                                                                                                                                                EXECUTIVE

By:   /s/ Alasdair James                                                                                                                                              /s/ Nancy A. Walsh
Alasdair James                                                                                                                                                          Nancy A. Walsh
President and Chief Executive Officer
Pier 1 Imports, Inc.
Date: January 25, 2018                                                                                                                                             Date: January 25, 2018

Listing, if any, pursuant to Section 3 of this Agreement:

NONE

EXHIBIT A

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO GENERAL COUNSEL, PIER 1 IMPORTS, INC., 100 PIER 1 PLACE, FORT WORTH, TEXAS, 76102. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration of the severance benefits that are described in the attached Executive Severance Agreement, I, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release Pier 1 Imports, Inc., its subsidiaries and affiliates and its and their respective current and former agents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns (collectively, “Pier 1 Imports”) from any and all claims of any kind whatsoever, whether known or unknown, including but not limited to those claims arising out of, or connected with, my employment with Pier 1 Imports and the termination of my employment. This General Release and Waiver includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”), the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Equal Pay Act, and any other federal, state or local constitution, statute, regulation or ordinance, all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, intentional infliction of emotional distress, negligence, defamation, invasion of privacy and breach of contract, and all claims under any Pier 1 Imports policy, handbook or practice, to the fullest extent permitted under the law.

This General Release and Waiver does not apply to any claims that may arise after the date I sign this General Release and Waiver. Also excluded from this General Release and Waiver are any claims that cannot be waived by law and any rights or claims I may have to benefits accrued under benefit plans maintained by Pier 1 Imports and governed by ERISA.

I understand that nothing contained in this General Release and Waiver limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  I further understand that this General Release and Waiver does not limit my ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  However, based on my release of claims set forth in this General Release and Waiver, I understand that I am releasing all claims and causes of action that I might personally pursue or that might be pursued in my name and, to the extent permitted by applicable law, my right to recover monetary damages or obtain injunctive relief that is personal to me in connection with such claims and causes of action.

1

I also waive any right to become, and promise not to consent to become, a participant, member, or named representative of any class in any case in which claims are asserted against Pier 1 Imports that are related in any way to my employment or termination of employment at Pier 1 Imports, and that involve events that have occurred as of the date I sign this General Release and Waiver. If I, without my knowledge, am made a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending, by class counsel or by counsel for Pier 1 Imports.

I have read this General Release and Waiver and understand all of its terms.

I have signed it voluntarily with full knowledge of its legal significance.

I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. I agree that any modification of this General Release and Waiver Agreement will not restart the twenty-one (21) day consideration period.

I understand that if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Pier 1 Imports in writing at 100 Pier 1 Place, Fort Worth, Texas 76102. I understand the General Release and Waiver will not be effective until after the seven (7) day revocation period has expired.

I understand that the delivery of the consideration herein stated does not constitute an admission of liability by Pier 1 Imports and that Pier 1 Imports expressly denies any wrongdoing or liability.

Date:	SAMPLE ONLY - DO NOT DATE	Signed by:	SAMPLE ONLY - DO NOT SIGN
		Witness by:	SAMPLE ONLY - DO NOT SIGN

2